Exhibit 99.1

XenoPort Reports First Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--May 5, 2009--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the first quarter ended March 31, 2009. Revenues for the quarter were $26.3 million, compared to $15.0 million for the same period in 2008. Net loss for the first quarter was $2.7 million, compared to a net loss of $7.3 million for the same period in 2008. At March 31, 2009, XenoPort had cash and cash equivalents and short-term investments of $143.3 million.

XenoPort Highlights

Since the start of 2009, XenoPort has:

  Announced that the U.S. Food and Drug Administration (FDA) accepted for review a new drug application (NDA) for XP13512 (gabapentin enacarbil) as a potential treatment for moderate-to-severe primary restless legs syndrome (RLS). The NDA was filed by GlaxoSmithKline (GSK). The acceptance triggered $23.0 million in milestone payments to XenoPort from GSK and Astellas Pharma Inc.
  Announced that it has exercised the option contained in its Development and Commercialization Agreement with GSK to co-promote and share profits and losses from the potential future sales of XP13512 in the United States.
  Reported that a Phase 2 clinical trial of XP13512 conducted by GSK in patients with painful diabetic neuropathy (PDN) failed to show a statistically significant benefit for XP13512 or pregabalin, an active control, over placebo on the primary endpoint of the study. The failure of the trial may have been a consequence of the high placebo response that was observed. XP13512 was generally well tolerated in this trial.
  Reported positive results from a Phase 2 clinical trial of XP13512 conducted by Astellas in Japanese patients with RLS. XP13512 dosed as 1200 mg given once per day demonstrated statistically significant improvements compared to placebo on the primary endpoint of the trial and was well tolerated.
  Published data from the PIVOT RLS I (Patient Improvements in Vital Outcomes following Treatment for RLS) clinical trial of XP13512 in the February 3, 2009 edition of Neurology and published the results from a Phase 2 polysomnography study of XP13512 in RLS patients in the February 1, 2009 edition of Sleep.
  Presented new data from the PIVOT RLS I, II and Maintenance clinical trials at the American Academy of Neurology conference demonstrating that XP13512 was effective in treating RLS symptoms and was well tolerated.
  Announced completion of enrollment in two GSK-sponsored Phase 2 clinical trials of XP13512 in patients with post-herpetic neuralgia.
  Announced completion of enrollment in a Phase 2 clinical trial of XP19986 in spinal cord injury patients with spasticity.
  Completed a multi-dose Phase 1 trial of XP21279, a product candidate for the potential treatment of Parkinson’s disease.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We were pleased with the positive results from the Astellas RLS study, and we look forward to further progress towards the approval of XP13512 for the treatment of RLS patients in Japan. While we are disappointed that there likely will be a delay in the advancement of GSK’s XP13512 PDN program into Phase 3, we remain encouraged by the efficacy trends and the safety of XP13512 observed in the study. We have also made progress with both XP19986 and XP21279 during the first quarter. With respect to XP19986, we believe that we are still on track to report results of the spasticity clinical trial by mid year and the acute back spasms clinical trial by year end. We also intend to initiate our second multiple-dose gastroesophageal reflux disease clinical trial of XP19986 in patients who respond incompletely to proton pump inhibitors in the second half of the year. Finally, we plan to commence a pharmacokinetic study of XP21279 in Parkinson’s disease patients later this year.”

Dr. Barrett concluded, “With the election of the co-promote option for XP13512 in April, we look forward to working with GSK to maximize the potential of this product candidate.”

XenoPort First Quarter 2009 Financial Results

Revenues for the first quarter of 2009 were $26.3 million, compared to $15.0 million for the same period in 2008. The increase in revenues for the first quarter of 2009 compared to the same period in 2008 was the result of an increase in revenues recognized under our GSK and Astellas agreements associated with milestone payments related to the FDA’s acceptance for review of the NDA for XP13512, partially offset by a decrease in revenues recognized under our agreement with Xanodyne Pharmaceuticals, Inc.

Research and development expenses for the first quarter of 2009 were $21.8 million, compared to $18.6 million for the same period in 2008. The increase in expenses for the quarter was primarily due to increased development activities for XP19986 and XP21279 and increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation, partially offset by decreased development expenses for XP13512.

General and administrative expenses were $7.7 million for the first quarter of 2009, compared to $5.6 million for the same period in 2008. The increase in the first quarter of 2009 compared to the same period in 2008 was primarily due to increased personnel and related costs resulting from an increase in headcount and increased non-cash stock-based compensation.

Net loss for the first quarter of 2009 was $2.7 million, compared to a net loss of $7.3 million for the same period in 2008. Basic and diluted net loss per share was $0.10 for the first quarter of 2009, compared to $0.29 for the same period in 2008.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers. The reference number to enter the call and the replay of the call is 94295295.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate in collaboration with Astellas and GSK. The FDA is currently reviewing the NDA filed by GSK for XP13512 as a potential treatment for moderate-to-severe primary RLS. XenoPort’s product candidates are also being studied for the potential treatment of gastroesophageal reflux disease (GERD), migraine headaches, neuropathic pain, spasticity related to spinal cord injury, acute back spasms and Parkinson’s disease.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and its partners’ future clinical development and commercialization of XP13512 and the timing thereof; XenoPort’s future clinical development programs for XP19986 and XP21279 and the timing thereof; the release of additional clinical trial data and the timing thereof; the therapeutic and commercial potential of XenoPort’s product candidates; the suitability of XP13512 as a treatment for RLS and neuropathic pain; the suitability of XP19986 as a treatment for GERD, spasticity and acute back spasms; the suitability of XP21279 as a treatment for Parkinson’s disease; XenoPort’s and its partners’ future clinical trials; and the sharing of profits and losses from the potential future sales of XP13512. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “intend,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s NDA review process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of its compounds. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 26, 2009. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2009	2008
	(In thousands)
Current assets:
Cash and cash equivalents	$48,692	$66,050
Short-term investments	94,640	86,733
Accounts receivable	3,000	—
Other current assets	3,569	2,920
Total current assets	149,901	155,703
Property and equipment, net	11,287	11,470
Long-term assets and other	1,935	1,924
Total assets	$163,123	$169,097
Current liabilities:
Current liabilities	$19,939	$26,868
Total current liabilities	19,939	26,868
Other noncurrent liabilities	19,164	20,255
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital and other	365,294	360,550
Accumulated deficit	(241,301)	(238,603)
Total stockholders’ equity	124,020	121,974
Total liabilities and stockholders’ equity	$163,123	$169,097

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,

	2009	2008
	(In thousands, except per share amounts)

Revenues:
Collaboration revenue	$26,277	$14,981
Operating expenses:
Research and development*	21,767	18,559
General and administrative*	7,707	5,568
Total operating expenses	29,474	24,127
Loss from operations	(3,197)	(9,146)
Interest income	503	1,914
Interest and other expense	(4)	(70)
Net loss	(2,698)	(7,302)
Basic and diluted net loss per share	$(0.10)	$(0.29)
Shares used to compute basic and diluted net loss per share	27,290	25,056

* Includes employee non-cash stock-based compensation as follows:

Research and development	2,645	1,704
General and administrative	2,036	1,327
	$4,681	$3,031

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com